Exhibit 10.10

June 15, 2005

AAA Capital Management Inc.
5051 Westheimer – Suite 2100
Houston, Texas 77056

Attention: Mr. Anthony Annunziato

Re:    Management Agreement Renewal

Dear Mr. Annunziato:

We are writing with respect to your management agreement concerning the commodity pool to which reference is made below (the "Management Agreement"). We are extending the term of the Management Agreement through September 30, 2005 and all other provisions of the Management Agreement will remain unchanged.

•	Smith Barney AAA Energy Fund L.P.

Please acknowledge receipt of this modification by signing one copy of this letter and returning it to the attention of Mr. Daniel McAuliffe at the address above or fax to 212-793-1986. If you have any questions I can be reached at 212-559-5043.

Very truly yours,

CITIGROUP MANAGED FUTURES LLC

By: /s/ Daniel R. McAuliffe Jr.

Daniel R. McAuliffe, Jr.
Chief Financial Officer & Director

By: /s/ Anthony Annunziato

Print Name: Anthony Annunziato